EXHIBIT 21.1

TRIQUINT SEMICONDUCTOR, INC.

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION

TriQuint Texas Limited Holding Company	Delaware
TriQuint Texas General Holding Company	Delaware
TriQuint Semiconductor Texas, LP	Texas

TriQuint Semiconductor GmbH	Germany

TriQuint Semiconductor Korea, Inc.	South Korea

TriQuint Foreign Sales Corporation	Barbados

Sawtek, Inc.	Florida

Sawtek, S.A.	Costa Rica

Sawtek International, Inc.	Barbados

Sawtek Far East, Inc.	Florida

Sawtek Korean Sales Office	South Korea

Sawtek, Inc., Taiwan Branch	Taiwan

Sawtek Sweden AB	Sweden